EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement Nos. 333-68212, 333-60302, 333-94563, 333-50539, 333-50543 on Forms S-8, and Amendment No. 2 to Registration Statement No. 333-08996 on Form S-8 of our reports dated March 2, 2006, relating to the financial statements and financial statement schedule of Kforce Inc. and subsidiaries (“Kforce”), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Kforce for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

Tampa, Florida

May 4, 2006